For period ending 12-31-97
File Number 811 - 7587


77(C) Matters submitted to a vote of security holders.



a.    Special meeting of shareholders - December 19, 1997



b.    Matter voted on and number of affirmative/negative votes:




     Approval of an investment sub-advisory agreement between Lexington Management Corporation and ZAO Asset Management
     Company Troika Dialog with respect to the Fund.

                                                     Broker
     Votes:    For          Against     Abstain     non-vote
               5,999,750    71,228      141,202      11,597